Exhibit 23.4

750 N. St. Paul Street Suite 1750 Dallas, Texas 75201 Phone (214) 754-7090

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (i) the inclusion of information included in this Current Report on Form 8-K, and (ii) the incorporation by reference into the Registration Statement on Form S-8 filed on December 10, 2021, of Crescent Energy Company with respect to the information from our firm’s reserves reports dated January 31, 2022, prepared for Crescent Energy Company as of December 31, 2021, in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering.

HAAS PETROLEUM ENGINEERING SERVICES, INC.
Texas Registered Engineering Firm

/s/ Michael A. Link, P.E.
Michael A. Link, P.E.
Director

Dallas, Texas

February 4, 2022